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                                                                    Exhibit 4.28

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of March 14, 2001 by and between Scott Ray ("Executive") and OpenTV, Inc., a Delaware corporation (the "Company").

     1.   Duties and Scope of Employment.

          (a) Position. The Company agrees to employ Executive as its Executive Vice President and Chief Financial Officer for the period of his employment under this Agreement ("Employment"). Executive will have worldwide responsibility for Finance and Accounting, Legal, Human Resources, Information Technology and Facilities. Executive shall report to the Company's Chief Executive Officer (the "CEO").

          (b) Obligations. During the term of his Employment, Executive shall devote his full business efforts and time to the Company and shall not render services to any other person or entity without the express prior approval of the Board of Directors (the "Board") of the Company. Executive represents and warrants to the Company that he is under no contractual obligations or commitments inconsistent with his obligations under this Agreement.

     2.   Cash and Incentive Compensation.

          (a) Salary. The Company shall pay Executive as compensation for his services a base salary at an annual rate of not less than $250,000 for the term of this Agreement unless terminated earlier pursuant to Section 7. Such salary shall be payable in accordance with the Company's standard payroll procedures. Such salary and other benefits herein shall be subject to review by the Board annually or more often. (The annual compensation specified in this Subsection
(a), together with any increases in such compensation that the Company may grant from time to time, are referred to in this Agreement collectively as "Base Compensation.")

          (b) Incentive Bonuses. Executive shall be eligible to participate in the OpenTV Bonus Plan at a targeted annual bonus rate of 45% based upon total regular earnings during the measurement period, which is currently calendar year based. Executive's actual annual bonus will be at the discretion of the CEO, subject to ratification of the Board based upon individual and company performance assessments as agreed by the Company and Executive from time to time.

     3. Stock Benefits. As soon as practicable following the date of this Agreement, the Compensation Committee of the Board of Directors of OpenTV Corp. (the "Compensation Committee") shall grant Executive options to purchase 200,000 shares of OpenTV Corp. Class A Ordinary Shares (the "Ordinary Shares") under OpenTV Corp.'s 1999 Amended and Restated Stock Option/Stock Issuance Plan at an exercise price equal to the fair market value of the Ordinary Shares on the date of the grant. This grant will be structured so that Executive will receive options to purchase up to the maximum number of Incentive Stock Options ("ISOs") permissible under Internal Revenue Code section 422 per the Compensation Committee's resolution detailing the above information and included in the individual Stock Grant. The option will be evidenced by OpenTV Corp.'s standard stock option agreement and shall incorporate an executive addendum to such stock option agreement, the form of which is attached hereto as Exhibit A (the "Executive Addendum"). So long as Executive continues in service with the Company, the option will vest with respect to 25% of the option shares upon completion of one year of service with the Company and with respect to the balance in 36 successive equal monthly installments upon your completion of each additional month of Executive's service thereafter.

     4. Vacation Time and Executive Benefits. During the term of his Employment, Executive shall be eligible for paid vacation time in accordance with the Company's vacation policy applicable to its senior management which shall in any event be not less than 15 days per year in addition to customary public

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holidays. Executive also shall be eligible to participate in any Executive benefit plans maintained by the Company for the benefit of its senior management, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

     5. Business Expenses. During the term of his Employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. In respect of international business trips by air, Executive shall be entitled to business class travel. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

     6. Annual physical exam. The Company shall pay the full cost of an annual physical exam for Executive.

     7.   Term of Employment.

     (a) Term. The Company agrees to continue Executive's employment, and Executive agrees to remain in employment with the Company, from the date of this Agreement for four (4) years ("The Term"), or until the date when Executive's Employment terminates. The term of this agreement will terminate at Executive's death. The term may be terminated at the Company's option, by notice to Executive, as a result of Executive's Permanent Disability (defined in Subsection 7(b)), or for Cause (defined in Subsection 8(f)). In addition, the Company may terminate Executive's employment without Cause (subject to the provisions of Section 8). The Term shall be automatically renewed for successive periods of one (1) year unless either party gives written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the then current Term.

     (b) Permanent Disability. The Company may terminate Executive's Employment due to Permanent Disability by giving Executive notice in writing. For all purposes under this Agreement, "Permanent Disability" shall mean that Executive, at the time notice is given, has failed to perform his duties under this Agreement for not less than 90 working days (whether or not consecutive) in any 365-day period of as the result of his incapacity due to physical or mental illness. If Executive's employment is terminated under this Subsection (b), the Company shall continue paying Executive's Base Compensation for a period six (6) months following the effective date of the termination.

     (c) Voluntary Resignation. Executive may terminate his Employment voluntarily by giving the Company sixty (60) days' advance notice in writing.

     8.   Termination Benefits.

          (a) Eligibility for Termination Benefits. This Section 8 shall apply if, during the term of this Agreement:

               (i) The Company terminates Executive's Employment for any reason other than Cause (as defined below), Permanent Disability or death; or

               (ii)  Executive resigns his Employment.

          If Executive terminates his employment during the term of this Agreement by voluntary resignation, death, or disability or by the Company for Cause, the Company will pay, in lieu of any other payments hereunder (including bonus payments), Executive's Base Compensation that has actually accrued to the date of termination, any expense reimbursements, and any vacation pay that has accrued to that date and is

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payable under the Company's standard policies. Executive acknowledges that upon receipt of such payments pursuant to this subparagraph, the Company will have no further obligations to you under this agreement

     (b) Severance Pay. If Executive's employment is terminated during the Term of this agreement other than by voluntary resignation, death, or disability or by the Company for Cause, Executive shall receive, in lieu of all amounts otherwise payable hereunder, an additional six months of the then-current Base Compensation which would be payable during the remainder of the term, continued vesting for an additional six months (or for such greater period of time as provided under the Executive Addendum) on the option grant referred to in
Section 3, any amounts which Executive is entitled to reimbursement under
Section 5, and those amounts owed under Subsections 8(c) and 8(d). Such Base Compensation payments will be made at the same intervals as they would have been made if this Agreement had not been terminated. Executive acknowledges that upon receipt of such payments pursuant to this Subsection, the Company will have no further obligations to Executive under this Agreement. At the end of the original four year Term, thereafter Executive shall only be entitled to six months severance and six months continued vesting (or vesting for such greater period of time as provided under the Executive Addendum) on the option grant referred to in Section 3, along with any amounts which Executive is entitled to reimbursement under Section 5.

          (c) Health Insurance. If this Section 8 applies, and if Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of his Employment, then the Company shall pay Executive's monthly premium under COBRA until the earliest of (i) six months or (ii) the date when Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

          (d) Outplacement Services. If this Section 8 applies, the Company will pay up to a maximum of $25,000 for outplacement services to be chosen by Executive.

          (e) Noncompetition. Executive agrees that, during his employment with the Company and following termination of employment for any reason, for the period of 6 months thereafter (the "Severance Period"), Executive will not, without first obtaining the Company's prior written approval, directly or indirectly engage or prepare to engage in any Competitive Activities or accept employment, provide services to, or establish a business relationship with a business or individual engaged in or preparing to engage in Competitive Activities. As used herein, "Competitive Activities" shall mean the development, marketing, or sale of products related to the Company's industry. Executive agrees to notify the Company, in writing, at least ten business days prior to engaging in any work for any business purpose other than work for the Company. For purposes of this paragraph, the holding of less than five percent of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph.

          (f) Definition of "Cause". For all purposes under this Agreement, "Cause" shall mean:

          (i) Gross and willful failure to perform services, if such failure materially injures the Company and has not been cured within 30 days after Executive was given notice of such failure by the Company;

          (ii)          Material dishonesty;

          (iii)         Breach of fiduciary duty;

          (iv)          Fraud or embezzlement as determined by a court;

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          (v)           Conviction of, or a plea of "guilty" or "no contest" to,
a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Executive's ability to perform services for the Company;

          (vi) A material breach of this Agreement, if such breach has not been cured within 30 days after Executive was given notice of such failure by the Company.

     9.   Nondisclosure.

     Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

     10.  Successors.

          (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

          (b) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     11.  Miscellaneous Provisions.

          (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

          (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except the provisions governing the choice of law).

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          (f)  Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in San Francisco, California, by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter, an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and Executive shall bear equally all fees and expenses of the arbitrator; provided, however, that the Company and Executive shall bear such fees and expenses of the arbitrator and such of the legal fees and out-of-pocket expenses of the other party as the arbitrator may determine if the arbitrator determines that the claim or position of the Company or Executive (as the case may be) was without reasonable foundation. Executive hereby consents to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (h) No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

          (i) Counterparts. This Agreement may be executed in two or counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                               /s/ Scott H. Ray   2/28/01
                                               ---------------------------------
                                               Scott Ray


                                               OpenTV, Inc.

                                               By: /s/ Mark Meagher
                                                  ------------------------------
                                               Title: February 28, 2001
                                                      --------------------------

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                                                                       Exhibit A

                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Notice of Grant of Stock Option, dated _______________, and related Stock Option Agreement (the "Option Agreement"), by and between OpenTV Corp. (the "Company") and _______________ ("Optionee") evidencing the stock option (the "Option") granted on such date to Optionee under the terms of the Company's Amended and Restated 1999 Share Option/Share Issuance Plan (the "Plan"), and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement and the Plan.

                        INVOLUNTARY TERMINATION FOLLOWING
                              CORPORATE TRANSACTION

          1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed in accordance with the Plan and the Option Agreement, none of the Option Shares shall vest on an accelerated basis upon the occurrence of that Corporate Transaction, and Optionee shall accordingly continue, over his or her period of Service following the Corporate Transaction, to vest in the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, upon an Involuntary Termination of Optionee's Service within eighteen (18) months following such Corporate Transaction, all the Option Shares at the time subject to the Option shall automatically vest in full on an accelerated basis so that the Option shall immediately become exercisable for all the Option Shares as fully-vested shares and may be exercised for any or all of those Option Shares as vested shares. The Option shall remain so exercisable until the earlier of (i) the Expiration Date or (ii)
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the expiration of the one (1)-year period measured from the date of the
Involuntary Termination.

          2. For purposes of this Addendum, an Involuntary Termination shall mean the termination of Optionee's Service by reason of:

              (i) Optionee's involuntary dismissal or discharge by the Company for reasons other than for Misconduct, or

              (ii) Optionee's voluntary resignation following (A) a change in Optionee's position with the Company (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is

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     effected by the Company (or Parent or Subsidiary employing Optionee)
     without Optionee's consent.

          3. For purposes of this Addendum, a Corporate Transaction shall mean either of the following shareholder-approved transactions to which the Company is a party:

                     (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                     (ii)  the sale, transfer or other disposition
     of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

          4. For purposes of this Addendum, Misconduct shall mean (i) gross and willful failure to perform services, if such failure materially injures the Company (or Parent or Subsidiary employing Optionee) and has not been cured within 30 days after Optionee was given notice of such failure by the Company (or Parent or Subsidiary employing Optionee), (ii) material dishonesty, (iii) breach of fiduciary duty, (iv) fraud or embezzlement as determined by a court,
(v) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Optionee's ability to perform services for the Company (or Parent or Subsidiary employing Optionee), or (vi) a material breach of Optionee's Employment Agreement with OpenTV, Inc. if such breach has not been cured within 30 days after Optionee was given notice of such failure by OpenTV, Inc).

          5. The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within eighteen (18) months after the Corporate Transaction and shall supersede any provisions to the contrary in the Option Agreement. The provisions of this Addendum shall also supersede any other provision to the contrary in the Option Agreement.

          6. Notwithstanding any of the foregoing, in the event that the acceleration of the Option as set forth above or any other benefits received or to be received by you in connection with a Corporate Transaction are deemed to be excess parachute payments under Code Section 280G, then the acceleration of the Option and the other benefits shall be limited (in the order selected by you) to the extent (and only to the extent) necessary to provide you with the maximum after-tax benefit available, after taking into account any parachute excise tax which might otherwise be payable by you under Code Section 4999, and any analogous State income tax provision. However, no such limitation will be enforced if the shareholder approval requirements of Code Section 280G(b)(5) are satisfied with respect to such acceleration and other benefits.

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          IN WITNESS WHEREOF, OpenTV Corp. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

                                             OPENTV CORP.

                                             BY: _______________________________

                                             TITLE: ____________________________

EFFECTIVE DATE:

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